UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person:

                    Thomas J. Tisch
                    667 Madison Avenue
                    New York, NY 10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                   ____    Director
                   ____    Officer (give title below)
                   _X__    10% Owner
                   ____    Other (specify below)
                   _______________________

6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ____ Form filed by One Reporting Person
                  _X__ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  547,125

3.   Ownership Form:  Direct (D) or Indirect (I)

                  I

4.   Nature of Indirect Beneficial Ownership

                  (See explanation)

Table II - Derivative Securities Beneficially Owned (e.g., puts,calls, warrants, options, convertible securities)

1.   Title of Derivative Security


2.   Date Exercisable and Expiration Date (Month/Day/Year)


         Date Exercisable


         Expiration Date

3.   Title and Amount of Securities Underlying Derivative Security

         Title



         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

Explanation of Responses:

              This Form 3 is being filed jointly by the following individuals and entities:

              1. Thomas J. Tisch;

              2. Daniel R. Tisch;

              3. James S. Tisch;

              4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

              5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

              6. Four Partners, a New York general partnership ("FP");

              7. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch GRAT II");

              8. The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch GRAT II");

              9. The James S. Tisch 1999 Annuity Trust II ("James Tisch GRAT
         II");

              10. The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch GRAT II"; and collectively with Thomas Tisch GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs II");

              11. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch GRAT VI");

              12. The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch GRAT VI");

              13. The James S. Tisch 1999 Annuity Trust VI ("James Tisch GRAT VI");

              14. The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch GRAT VI"; and collectively with Thomas Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI");

              15. The Thomas J. Tisch 2000 Annuity Trust IV ("Thomas Tisch 2000 GRAT IV");

              16. The Daniel R. Tisch 2000 Annuity Trust IV ("Daniel Tisch 2000 GRAT IV");

              17. The James S. Tisch 2000 Annuity Trust IV ("James Tisch 2000 GRAT IV"); and

              18. The Andrew H. Tisch 2000 Annuity Trust IV ("Andrew Tisch 2000 GRAT IV"; and collectively with Thomas Tisch 2000 GRAT IV, Daniel Tisch 2000 GRAT IV and James Tisch 2000 GRAT IV, the "2000 GRATs IV" and collectively with the GRATs II and the GRATs VI, the "GRATs").

              Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, FP, Andrew Tisch GRAT II, Daniel Tisch GRAT II, James Tisch GRAT II, Thomas Tisch GRAT II, Andrew Tisch GRAT VI, Daniel Tisch GRAT VI, James Tisch GRAT VI, Thomas Tisch GRAT VI, Andrew Tisch 2000 GRAT IV, Daniel Tisch 2000 GRAT IV, James Tisch 2000 GRAT IV, Thomas Tisch 2000 GRAT IV are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons."

              The members of 4-14P are trusts for the benefit of the offspring of the Messrs. Tisch, partnerships the partners of which are such trusts and partnerships the partners of which are such partnerships. The Messrs. Tisch serve as the trustees of such trusts. Thomas J. Tisch has been appointed the Manager of 4-14P.

              The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which

         Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Thomas J. Tisch has been appointed the Manager of FP.

              Each of the GRATs is a grantor retained annuity Trust in which the grantor holds an annuity interest and in which the remainder interest was created in favor of a trust or trusts for the grantor's offspring. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT II. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT II. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT II. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT II. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT VI. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT VI. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT
         VI. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT VI. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch 2000 GRAT IV. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch 2000 GRAT
         IV. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch 2000 GRAT IV. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch 2000 GRAT IV.

              On February 4, 2000, each of the GRATs II distributed 62,685 shares of common stock, $0.025 par value per share of Neurogen Corporation ("Common Stock") it owned to the respective grantor, who on February 10, 2000 contributed such Common Stock to the 2000 GRATs IV for which he is the grantor (the "GRATs II Distributions"). Also, on February 4, 2000, each of the GRATs VI distributed 25,557 shares of Common Stock it owned to the respective grantor, who on February 10, 2000 contributed such Common Stock to the 2000 GRATs IV for which he is the grantor (the "GRATs VI Distributions").

              None of the GRATs II Distributions nor the GRATs VI Distributions was a "sale" for purposes of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and collectively represented only a change in the form of beneficial ownership of the shares of Common Stock and not an actual change in the beneficial ownership of such shares of Common Stock.

              Each of the Messrs. Tisch is herein reporting beneficial ownership of the shares of Common Stock owned by the GRATs for which he is the Grantor.

              The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other person or persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other person.

              Thomas J. Tisch is the designated filer.

              [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 02/10/00



Joint Filer Information

1.   Name and Address of Reporting Person:

                    Daniel R. Tisch
                    c/o Mentor Partners, LP
                    500 Park Avenue
                    New York, NY  10022

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                  ____   Director
                  ____   Officer (give title below)
                  __X_   10% Owner
                  ____   Other (specify below)
                  ______________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                   ____   Form filed by One Reporting Person
                   __X_   Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  547,125

3.   Ownership Form:  Direct (D) or Indirect (I)

                  I

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

 Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 02/10/00



Joint Filer Information

1.   Name and Address of Reporting Person:

                    James S. Tisch
                    667 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                  ____    Director
                  ____    Officer (give title below)
                  _X__    10% Owner
                  ____    Other (specify below)
                  ______________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                   ____   Form filed by One Reporting Person
                   __X_   Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  547,125

3.   Ownership Form:  Direct (D) or Indirect (I)

                  I

4.   Nature of Indirect Beneficial Ownership

     (See explanation to Form 3 of Thomas J. Tisch)


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title



         Amount or Number of Shares

4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 02/10/00


Joint Filer Information

1.   Name and Address of Reporting Person:

                    Andrew H. Tisch
                    667 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                   ____   Director
                   ____   Officer (give title below)
                   _X__   10% Owner
                   ____   Other (specify below)
                   ______________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                    ____  Form filed by One Reporting Person
                    __X_  Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  547,125

3.   Ownership Form:  Direct (D) or Indirect (I)

                  I

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 02/10/00



Joint Filer Information

1.   Name and Address of Reporting Person:

                    Four-Fourteen Partners LLC
                    c/o Thomas J. Tisch
                    667 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                  ____   Director
                  ____   Officer (give title below)
                  _X__   10% Owner
                  ____   Other (specify below)
                  ______________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                   ____  Form filed by One Reporting Person
                   __X_  Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  300,000

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 02/10/00



Joint Filer Information

1.   Name and Address of Reporting Person:

                    Four Partners
                    c/o Thomas J. Tisch
                    667 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                  ____   Director
                  ____   Officer (give title below)
                  _X__   10% Owner
                  ____   Other (specify below)
                  _____________________

6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ____    Form filed by One Reporting Person
                  __X_    Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  488,800

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 02/10/00



Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Thomas J. Tisch 1999 Annuity Trust II
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                  ____    Director
                  ____    Officer (give title below)
                  _X__    10% Owner
                  ____    Other (specify below)


6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                   ____   Form filed by One Reporting Person
                   __X_   Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  346,940

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 02/10/00



Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Daniel R. Tisch 1999 Annuity Trust II
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                  ____    Director
                  ____    Officer (give title below)
                  _X__    10% Owner
                  ____    Other (specify below)
                  ______________________

6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ____    Form filed by One Reporting Person
                  _X__    Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  346,940

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 02/10/00



Joint Filer Information

1.   Name and Address of Reporting Person:

                    The James S. Tisch 1999 Annuity Trust II
                    c/o Thomas J. Tisch
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                  ____    Director
                  ____    Officer (give title below)
                  _X__    10% Owner
                  ____    Other (specify below)
                  ________________________

6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                   ____   Form filed by One Reporting Person
                   _X__   Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  346,940

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 02/10/00



Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Andrew H. Tisch 1999 Annuity Trust II
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                  ____    Director
                  ____    Officer (give title below)
                  _X__    10% Owner
                  ____    Other (specify below)


6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                   ____   Form filed by One Reporting Person
                   _X__   Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  346,940

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 02/10/00


Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Thomas J. Tisch 1999 Annuity Trust VI
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                  ____    Director
                  ____    Officer (give title below)
                  _X__    10% Owner
                  ____    Other (specify below)
                  ________________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                   ____   Form filed by One Reporting Person
                   _X__   Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  111,943

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 02/10/00



Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Daniel R. Tisch 1999 Annuity Trust VI
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                  ____    Director
                  ____    Officer (give title below)
                  _X__    10% Owner
                  ____    Other (specify below)


6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                   ____   Form filed by One Reporting Person
                   _X__   Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  111,943

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 02/10/00



Joint Filer Information

1.   Name and Address of Reporting Person:

                    The James S. Tisch 1999 Annuity Trust VI
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                  ____   Director
                  ____   Officer (give title below)
                  _X__   10% Owner
                  ____   Other (specify below)
                  _______________________

6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                   ____   Form filed by One Reporting Person
                   _X__   Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  111,943

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 02/10/00



Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Andrew H. Tisch 1999 Annuity Trust VI
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                  ____   Director
                  ____   Officer (give title below)
                  _X__   10% Owner
                  ____   Other (specify below)


6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                   ____   Form filed by One Reporting Person
                   _X__   Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  111,943

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 02/10/00



Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Thomas J. Tisch 2000 Annuity Trust IV
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                  ____   Director
                  ____   Officer (give title below)
                  _X__   10% Owner
                  ____   Other (specify below)
                  ______________________

6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ____   Form filed by One Reporting Person
                  _X__   Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  88,242

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 02/10/00



Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Daniel R. Tisch 2000 Annuity Trust IV
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                  ____   Director
                  ____   Officer (give title below)
                  __X_   10% Owner
                  ____   Other (specify below)
                  ____________________________

6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                   ____   Form filed by One Reporting Person
                   _X__   Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  88,242

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 02/10/00



Joint Filer Information

1.   Name and Address of Reporting Person:

                    The James S. Tisch 2000 Annuity Trust IV
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                  ____   Director
                  ____   Officer (give title below)
                  _X__   10% Owner
                  ____   Other (specify below)
                  ________________________

6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                   ____   Form filed by One Reporting Person
                   _X__   Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  88,242

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 02/10/00



Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Andrew H. Tisch 2000 Annuity Trust IV
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  02/10/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5. Relationship of Reporting Person(s) to Issuer:

                  ____   Director
                  ____   Officer (give title below)
                  _X__   10% Owner
                  ____   Other (specify below)
                  _______________________

6.   If Amendment, Date of Original (Month/Day/Year)

                  03/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ____   Form filed by One Reporting Person
                  _X__   Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  88,242

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                                    SIGNATURE


           WITNESS, the signatures of the undersigned this 23rd day of February, 2000.

                                       FOUR-FOURTEEN PARTNERS, LLC

                                       By    /s/ Thomas J. Tisch
                                         ----------------------------------
                                                Thomas J. Tisch, Manager


                                      FOUR PARTNERS

                                      By    /s/ Thomas J. Tisch
                                         ----------------------------------
                                                Thomas J. Tisch, Manager


                                           /s/ Andrew H. Tisch
                                         ----------------------------------
                                               Andrew H. Tisch


                                          /s/ Daniel R. Tisch
                                         ----------------------------------
                                             Daniel R. Tisch


                                          /s/ James S. Tisch
                                         ----------------------------------
                                              James S. Tisch


                                          /s/ Thomas J. Tisch
                                         ----------------------------------
                                              Thomas J. Tisch


                                      THE ANDREW H. TISCH 1999 ANNUITY TRUST II


                                          By    /s/ Daniel R. Tisch
                                         ----------------------------------
                                            Daniel R. Tisch, Trustee

                                      THE DANIEL R. TISCH 1999 ANNUITY TRUST II

                                      By    /s/ James S. Tisch
                                         ----------------------------------
                                                James S. Tisch, Trustee


                                      THE JAMES S. TISCH 1999 ANNUITY TRUST II

                                      By    /s/ Thomas J. Tisch
                                         ----------------------------------
                                               Thomas J. Tisch, Trustee


                                      THE THOMAS J. TISCH 1999 ANNUITY TRUST II

                                      By    /s/ Andrew H. Tisch
                                         ----------------------------------
                                              Andrew H. Tisch, Trustee


                                      THE ANDREW H. TISCH 1999 ANNUITY TRUST VI

                                      By    /s/ Daniel R. Tisch
                                         ----------------------------------
                                                Daniel R. Tisch, Trustee


                                      THE DANIEL R. TISCH 1999 ANNUITY TRUST VI

                                      By    /s/ James S. Tisch
                                          ----------------------------------
                                                James S. Tisch, Trustee

                                      THE JAMES S. TISCH 1999 ANNUITY TRUST VI

                                      By     /s/ Thomas J. Tisch
                                         ----------------------------------
                                                Thomas J. Tisch, Trustee


                                      THE THOMAS J. TISCH 1999 ANNUITY TRUST VI

                                      By    /s/ Andrew H. Tisch
                                         ----------------------------------
                                                Andrew H. Tisch, Trustee


                                      THE ANDREW H. TISCH 2000 ANNUITY TRUST IV

                                      By    /s/ Daniel R. Tisch
                                         ----------------------------------
                                            Daniel R. Tisch, Trustee


                                      THE DANIEL R. TISCH 2000 ANNUITY TRUST IV

                                      By    /s/ James S. Tisch
                                         ----------------------------------
                                                James S. Tisch, Trustee

                                      THE JAMES S. TISCH 2000 ANNUITY TRUST IV

                                      By    /s/ Thomas J. Tisch
                                         ----------------------------------
                                                Thomas J. Tisch, Trustee


                                      THE THOMAS J. TISCH 2000 ANNUITY TRUST IV

                                      By    /s/ Andrew H. Tisch
                                         ----------------------------------
                                                Andrew H. Tisch, Trustee